Consent of Independent Auditors


The Board of Directors
SJNB Financial Corp.:

We consent to incorporation by reference in the registration statement No. 33-31392 on Form S-8 of SJNB Financial Corp. of our report dated January 10, 1996, relating to the consolidated balance sheets of SJNB Financial Corp. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income shareholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1995 annual report on Form 10-KSB of SJNB Financial Corp.



S/KPMG Peat Marwick LLP

San Jose, California
January 29, 1996